Exhibit 99

To:	Directors and Executive Officers of L3 Technologies Inc.

From:	Ann D. Davidson, Senior Vice President and Chief Legal Officer

Date:	May 23, 2019

Re:	Notice Regarding Blackout Period and Regulation BTR Trading Restrictions

The purpose of this notice is to inform you of restrictions on your ability, directly or indirectly, to buy, sell or transfer L3 Technologies Inc. equity securities or exercise stock options (and L3Harris Technologies, Inc. common stock after the closing of the merger) that will apply in connection with the anticipated closing of the merger with Harris Corporation in the middle of 2019.

Pursuant to The Sarbanes-Oxley Act of 2002 (the “Act”), L3 Technologies Inc. (“L3” or the “Company”) is notifying you of upcoming temporary restrictions on your ability to engage in certain activities regarding L3 equity securities, namely L3 common stock (and L3Harris Technologies, Inc. common stock after the closing of the merger). These temporary restrictions are mandated by the Act in the event of a blackout period impacting the L3 Technologies Master Savings Plan (the “MSP”) and the Aviation Communication and Surveillance Systems 401(k) Plan (together with the MSP, the “Plans”), which include the L3 Stock Fund as an investment option thereunder. The blackout period may be necessary to ensure that all transactions in L3 common stock in the L3 Stock Fund under the Plans are fully completed before the effective time of the merger and so that, after the effective time of the merger, the administrator of the Plans can process the exchange of units in the L3 Stock Fund for units in the L3Harris Stock Fund.

Plan participants have been advised that if the merger transaction is completed as expected, then at 4:00 pm Eastern Time on the business day prior to the last full trading day of L3 common stock on the New York Stock Exchange before the merger, the L3 Stock Fund will be restricted from all transactions under the Plans, which blackout period is expected to last approximately one week. During the blackout period, participants in the Plans will be unable to: (1) direct or diversify the assets held in their account in the L3 Stock Fund; (2) obtain a loan or withdrawal from balances invested in the L3 Stock Fund, or take a full distribution from their Plan account if they have a balance in the L3 Stock Fund; or (3) have their current employee contributions, Company match and loan repayments that are directed to the L3 Stock Fund posted if the blackout period includes the dates when these contributions are posted to participant accounts (normally on the 15th and 30th days of the month).

The Merger is expected to close in mid-calendar year 2019, subject to satisfaction of customary closing conditions, including receipt of regulatory approvals. Assuming solely for the purposes of calculating the length of the blackout period that the Merger closes on June 29, 2019, the blackout period would begin on June 27, 2019 at 4:00 p.m. Eastern Time and end during the week of July 8, 2019. However, because the actual closing date of the merger is not known at this time, L3 is unable to determine the exact dates for the blackout period.

Because the Plans include the L3 Stock Fund as an investment option, the Act requires that you be prohibited from directly or indirectly purchasing, exercising, selling or otherwise transferring equity securities (including options and other derivative securities) of L3 (and, after the merger, L3Harris) during the blackout period for the Plans if those securities were acquired in connection with your service or employment as a director or executive officer of L3. Transactions covered by this trading prohibition are not limited to those involving your direct ownership, but include any transaction in which you may have a pecuniary interest (e.g., transactions by members of your immediate family who share your household, as well as by certain entities in which you have financial involvement).

The blackout period is currently expected to end within one week following the closing of the merger, but it could end later. As noted below, the blackout period described herein is separate from, and in addition to, any other trading restrictions that may be applicable to you.  If you have any questions about the upcoming blackout period, including the actual beginning and end dates of the blackout period, you may contact the Senior Vice President and Chief Legal Officer of the Company by mail at 600 Third Avenue, New York, New York 10016, or by telephone at 212-697-1111 and (2) after the closing of the Merger by contacting the Corporate Secretary of L3Harris Technologies, Inc. at 1025 West NASA Boulevard, Melbourne, Florida 32919 or via telephone at 321-727-9100.

Although certain transactions are exempt from this trading prohibition (such as bona fide gifts, transfers by will or laws of descent and distribution, and sales of stock not acquired in connection with service or employment as a director or officer), those exemptions are limited. If you hold both covered securities and non-covered securities, any sale or other transfer of securities by you during the blackout period, if it occurs, will be treated as a transaction involving covered securities, unless you can identify the source of the sold securities and demonstrate that you use the same identification for all related purposes (such as tax reporting and disclosure requirements). Given the applicable rules and the short time period involved, we recommend that you avoid any change in your beneficial ownership of L3 or L3Harris equity and derivative securities during the blackout period. The restrictions on trading during the blackout period are in addition to those under the L3 Insider Trading Policy or its successor (and associated regularly scheduled blackout periods) that restrict or will restrict your ability to trade in L3 (or L3Harris) common stock.

The rules are complex and criminal and civil penalties may be imposed upon directors and executive officers who violate the rules. Therefore, please contact the Senior Vice President and Chief Legal Officer of the Company if you have any questions or if you believe that a transaction in which you have a pecuniary interest may occur during the blackout period.